EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-100176, 333-100177, and 333-123855 of Georgia-Carolina Bancshares, Inc. on Form S-8 of our report dated March 24, 2008, related to the audit of the consolidated financial statements of Georgia-Carolina Bancshares, Inc. as of December 31, 2007 and 2006, and for each of the years in the three year period ending December 31, 2007 appearing in this Annual Report on Form 10-K of Georgia-Carolina Bancshares, Inc..
/s/ Cherry, Bekaert & Holland, L.L.P.
Augusta, Georgia
March 28, 2008